Exhibit 99.1

Atlanta, Georgia

June 11, 2010

Symbol:  CGL.A

PRESS RELEASE

FOR IMMEDIATE RELEASE

Cagle’s, Inc. Announces Results for the Fiscal Year Ended April 3, 2010

Cagle’s, Inc. (CGL.A) reported net income of $2.5 million or $0.55 per share for fiscal year 2010 compared to a net (loss) of ($11.5) million or ($2.48) per share for fiscal year 2009.

Revenue increased to $307.1 million or 5.0% from fiscal 2009. Quoted markets were variable with breast, wings and tenders up while all dark meat items were down. Cost of sales decreased $7.3 million or 2.5% from last year reflecting lower feed cost of $32 per ton or 11.2%.

Cagle’s saw improvements in key financial ratios for fiscal 2010 as we reduced debt and vendor obligations by $7.7 million or 14.9% and stockholders’ equity increased by 10.5% or $3.4 million.

The poultry industry continues to practice restraint with egg sets and chick placements continuing below 2007 and 2008 levels and only moderately above 2009 levels. Pork and beef herds and frozen stocks are at relatively low levels and it appears it will be difficult for either industry to expand in 2010. Cagle’s celebrated its 65th birthday in March with an optimistic view of our future as we anticipate that economic conditions will continue to improve and the value and demand for poultry will increase providing positive margins for the remainder of this fiscal year.

Cagle’s, Inc.

/s/ J. Douglas Cagle

J. Douglas Cagle
Chairman, Chief Executive Officer
and President

This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Forward-Looking Statements” in Item 7A of the Company’s 2009 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s third quarter ended January 2, 2010.

Cagle’s, Inc.

Condensed Consolidated Statements of Operations

(In Thousands, except net income per share)

	53 Weeks Ended	52 Weeks Ended
	April 3, 2010	March 28, 2009

Net Sales	$307,091	$292,585
Costs and Expenses:
Cost of Sales	285,895	293,216
Selling and Delivery	8,535	8,753
General and Administrative	7,352	6,293
Total Costs and Expenses	301,782	308,262

Operating Income (Loss)	5,309	(15,677)

Other Income (Expense):
Interest Expense	(1,605)	(2,163)
Other Income (Expense), Net	71	(40)
Total Other Income (Expense), Net	(1,534)	(2,203)

Income (Loss) Before Income Taxes	3,775	(17,880)

Income Tax Expense (Benefit)	1,238	(6,386)

Net Income (Loss)	$2,537	$(11,494)

Weighted-Average Common Shares Outstanding	4,617	4,638
Net Income (Loss) Per Common Share	$0.55	$(2.48)

Cagle’s, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	April 3, 2010	March 28, 2009

ASSETS

Current Assets	$44,011	$42,798

Property, Plant, and Equipment (net)	34,869	36,783

Other Assets	8,739	11,571

TOTAL ASSETS	$87,619	$91,152

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Maturities of Long-term Debt	$2,685	$2,488
Accounts Payable	16,142	19,989
Other Current Liabilities	8,424	7,642
Total Current Liabilities	27,251	30,119

Long-Term Debt	25,033	29,049

Total Stockholders’ Equity	35,335	31,984

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$87,619	$91,152